Exhibit 99.1
News Release
Axalta Coating Systems Two Commerce Square 2001 Market Street Suite 3600 Philadelphia, PA 19103	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axalta.com

SUPPLEMENTAL INFORMATION - 2018 ADJUSTED EBIT
The following table reconciles income from operations to adjusted EBIT for the periods presented (in millions):

	Three Months Ended				Year Ended
	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018
Income from operations	$120.0	$146.5	$47.8	$127.8	$442.1
Other (income) expense, net	(2.2)	8.1	5.5	3.6	15.0
Total	122.2	138.4	42.3	124.2	427.1
Debt extinguishment and refinancing related costs (a)	—	8.4	—	1.1	9.5
Termination benefits and other employee related costs (b)	(1.3)	(0.9)	82.4	1.5	81.7
Offering and transactional costs (c)	—	0.1	0.8	0.1	1.0
Accelerated depreciation (d)	—	—	4.2	6.1	10.3
Indemnity losses (e)	—	0.9	—	3.4	4.3
Change in fair value of equity investments (f)	0.1	0.3	—	0.1	0.5
Step-up depreciation and amortization (g)	37.6	34.5	33.7	34.3	140.1
Adjusted EBIT	$158.6	$181.7	$163.4	$170.8	$674.5

Segment Adjusted EBIT:
Performance Coatings	$76.0	$108.9	$104.1	$110.5	$399.5
Transportation Coatings	45.0	38.3	25.6	26.0	134.9
Total	121.0	147.2	129.7	136.5	534.4
Step-up depreciation and amortization (g)	37.6	34.5	33.7	34.3	140.1
Adjusted EBIT	$158.6	$181.7	$163.4	$170.8	$674.5

(a)	Represents expenses associated with the restructuring and refinancing of our indebtedness, which are not considered indicative of our ongoing operating performance.

(b)
Represents expenses and associated changes to estimates related to employee termination benefits and other employee-related costs, which includes Axalta CEO recruitment fees. Employee termination benefits are associated with Axalta Way initiatives. These amounts are not considered indicative of our ongoing operating performance.

(c)	Represents acquisition and divestiture-related expenses, all of which are not considered indicative of our ongoing operating performance.

(d)
Represents incremental depreciation expense resulting from truncated useful lives of the assets impacted by our manufacturing footprint assessments, which we do not consider indicative of our ongoing operating performance.

(e)	Represents indemnity losses associated with the acquisition by Axalta of the DuPont Performance Coatings business.

(f)	Represents mark to market impacts of our equity investments, which we do not consider to be indicative of our ongoing operating performance.

(g)
Represents the incremental step-up depreciation and amortization expense associated with the acquisition of DuPont Performance Coatings by Axalta. We believe this will assist investors in performing meaningful comparisons of past, present and future operating results and better highlight the results of our ongoing operating performance.

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